Exhibit 3.121

English Translation

THE COMPANIES LAW, CAP. 113

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

GLOBAL CROSSING CYPRUS HOLDING LIMITED

1.	The regulations included in Part I of Table A in the first section of the Companies Law Cap. 113 (hereinfter called Table A) except for articles no. 24, 53, 75, 79,84 (2), 88 (f). 89-94 (both included) and 106 and the provisions and exclusions mentioned below, will be applicable to the company but in case of disagreement or variation between the present regulations and Table A the present regulations will be applicable.

INTRODUCTORY PROVISIONS

2.	The company is a Private Company and accordingly:

(a)	The right to transfer shares is restricted in the manner hereinafter provided.

(b)	The number of members of the company (exclusive of persons who are in the employment of the company and of persons who, having been formely in the employment of the company, were, while in such employment, and have continued after the termination of such employment to be members of the company) is limited to fifty. It is understood that where two or more persons jointly hold one or more shares in the company they shall, for the purpose of this regulation be treated as a single member.

(c)	Any invitation to the public to subscribe for any shares or debentures of the company is prohibited.

(d)	The company shall not have power to issue share warrants to bearer.

CALLS ON SHARES

3.	In regulation 15 of Part 1 of Table A the phrase “the provision that no call will exceed in value one quarter of the nominal value of the share nor will it be payable in less than one month from the date of payment of the previous call” is excluded.

TRANSFER OF SHARES

4.	The directors have the discretionary power and without providing any reason for it; to refuse the registration of any transfer of shares whether fully or partly paid.

5.	The regulation 22 and 23 of Table A must be read in conjuction with regulations 6 and 7 of the present articles of association.

6.	The shares of the company will not be transferred unless and until the rights of preference given hereunder are exhausted.

7.	(a)	Any member, proposing to transfer shares (hereinafter called “the Seller”), must notify in writing the board of directors of his intention. The notice renders the board of directors his agent for the sale of the said shares to other members of the company either singly or as a whole, at the discretion of the directors, at a price agreed between the seller and the board of directors, or in case of disagreement, at the price, fixed by the auditor of the company, who would certify in writing that the price represents the appropriate sale value of the shares between one person voluntarily selling and the other person voluntarily purchasing. Therefore the certifying auditor is considered to act as expert and not as arbitrator and consequently the arbitration law is not applicable.

	(b)	Following determination of the price as mentioned above the board of directors will inform all members of the company of the number and the price of the shares available for purchase and will invite each member to notify the company in writing, within twenty-one days from the date of delivery of the notification whether a member is willing to buy any of the aforementioned shares and the maximum number of shares required.

	(c)	Following the elapse of 21 days the board of directors will allot the. aforesaid shares to the. member or members who wish to buy, as mentioned above (if the members are more than one), so long as it is possible, in proportion to the number of shares held in the company, it is understood that no applicant is obliged to buy more than the maximum number of shares applied by him as explained above. As soon as the payment of the said price is effected the board of directors should transfer the shares to the purchaser or purchasers; failure to do so, one of the directors appointed by the board for this purpose will be considered as the appointed representative of the seller, with full powers to execute, complete and deliver, in the name of and on behalf of the seller the transfer of shares to the purchaser member or members, and the board of directors is empowered to accept or grant a release on behalf of the seller and to record the name of the purchaser or the purchasers in the Register of members, as holder of the transferred shares.

	(d)	In case the said shares are not sold fully in accordance with the provisions of (a) and (b) of the present article the seller is entitled, after the elapse of one month from the date of expiry of this article, to transfer the unsold shares to any person at the price fixed in paragraph (a) of the present article.

8.	Regulations 6 and 7 will not be applicable in the case of transfer of shares from a member to his/her spouse, child, other descedant, to the trustees of a deceased member, not in the case of a transfer of shares held by a company to another company because of a reorganisation or amalgamation scheme of the aforesaid member company or to another company wholly owned by the member company or to a company which wholly owns the member company. In this case the transfer of shares will take place without any restriction.

GENERAL MEETINGS

9.	Under the provisions of the law, any written resolution, signed by all members, who are entitled to receive notices of general meetings and attend and vote thereat (or in the case of companies members, by their legal representatives) is so valid as if it was approved at a properly convened general meeting of the Company.

10.	No business shall be transacted at any general meeting unless a quorum of members is present at the time of the start of the meeting. Unless otherwise provided two members present or represented by a proxy form a quorum.

DIRECTORS

11.	The minimum number of directors of the company shall be one and the maximum seven.

BORROWING POWERS

12.	The board of directors may exercise all powers vested in them by the company to borrow money, and to charge or mortgage its undertaking, its property and uncalled share capital, or any part thereof, and to issue debentures, debenture stock and other promissory notes whether to cover any debt, liability or obligation of the company or to cover any third party, irrespective of any security, without any restrictions.

POWER AND DUTIES OF DIRECTORS

13.	The directors may from time to time demand that any person, whose name appears in the register of members, provide them with any information supported (if this is so demanded by the Board of Directors) with the view of deciding if the company is a private exempt company based on the interpretation of paragraph (4) of Article Number 123 of the Law.

14.	The directors can vote on a contract or proposed contract or agreement even if they have an interest in it; if they do not wish to vote, their vote is accounted for and their presence is taken into account in arriving at the decision if a quorum was reached at any meeting of the board of directors, which meeting was convened to consider such a contract, proposed contract or agreement.

PROCEEDINGS AT DIRECTORS’ BOARD MEETINGS

15	(a)

A written resolution signed or being accepted by letter or telefax or telegram or cable by all members of the Board of Directors who have the right to receive notice of meeting is valid as if this was taken at a meeting duly called and convened and may consist of more than one same document signed by one or more of the aforementioned persons.

	(b)	(I)	A meeting of the directors may consists of a conference between directors some or all of whom are in different places provided that each director who participates is able:

			(a)	to hear each of the other participating directors addressing the meeting; and

			(b)	if he so wishes, to address all of the other participating. directors simultaneously.

Whether directly, by conference telephone or by any other form of communications equipment (whether in use when these articles are adopted or not) or by a combination of those methods.

		(II)	A quorum is deemed to be present if those conditions are satisfied in respect of at least the number of directors required to form a quorum.

(III)

A meeting held in this way is deemed to take place at the place where the largest group of participating directors is assembled or, if no such group is readily identifiable, at the place from where the chairman of the meeting participates. The chairman of the meeting undertakes to inform the secretary of the company about the board decisions taken for the purpose of their preparation and their placement in the company’s Minutes Book.

ALTERNATE DIRECTORS

16.	Each director has the power to nominate either another director or anybody else, to act as alternate director and attend any meetings of the board of directors at which he is unable to attend and the director has the authority to remove the nominated alternate director. The alternate director is subject, in all respects, (except appointing alternate director and fixing remuneration) to the terms governing the rest of the directors of the company, and the alternate director, while so acting, exercises and executes all functions, all powers and duties and all duties of a Director during the absence of the person who appointed him. Each director acting as an alternate director is entitled- to an additional vote for every director that he represents. The alternate director ceases to be an alternate director if the director who appointed him ceases to be a director for whatever reason provided that if any director resigns for any reason, but is re-elected at the same meeting, any appointment exercised under the said regulation, which was in force immediately prior to his resignation, remains in force as if he never resigned.

17.	The members of the board of directors do not have any responsibility for the actions and omissions of the representatives appointed by them.

18.	An alternate director is not taken into account in arriving at the minimum or maximum number of directors provided for in these regulations but is taken into account for the purpose of determining whether there is quorum at a meeting of directors at which he is present and is entitled to vote.

19.	Every director or any other officer of the company shall be indemnified out of the assets of the company against any losses or liabilities which he may sustain or incur in or about the execution of his duties including liability incurred by him in defending any proceedings whether civil or criminal in which judgement is given in his favour or in which he is acquitted or in connection with any application under section 383 of the Law in which relief is granted to him by the Court and no director or officer of the company shall liable for any loss, damage of misfortune which may happen to or be incurred by the company in the execution of the duties of his office or in relation thereto. But this clause shall only have effect in so far as its provisions are not avoided by section 197 of the Law.